EXHIBIT 3


                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                                AIM GROUP, INC.


      The undersigned, being the President and Secretary, respectively, of AIM Group, Inc. (the "Corporation") DO HEREBY CERTIFY as follows:

1.    The name of the Corporation is AIM Group, Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended to effect a one (1) for three (3) reverse split of all of the Corporation's issued common stock, par value $.01 per share (the "Common Stock"), whereby, automatically upon the filing of this Amendment with the Secretary of State of the State of Delaware, each three (3) issued shares of Common Stock shall be changed into one (1) share of Common Stock, and, in that connection, to reduce the stated capital of the Corporation.

3.    In order to effectuate the amendment set forth in Paragraph 2 above:

      (a) All of the Corporation's issued Common Stock, having a par value of $.01 per share, is hereby changed into new Common Stock, having a par value of $.01 per share, on the basis of one (1) new share of Common Stock for each three (3) shares of Common Stock issued as of the date of filing of the Amendment with the Secretary of State of the State of Delaware; provided, however, that no fractional shares of Common Stock shall be issued pursuant to such change. The number of new shares of Common Stock issued to each shareholder who would otherwise be entitled to a fractional share as a result of such change shall be rounded up to the nearest whole new share in lieu of a fractional share;


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      (b) The  Corporation's  12,000,000  authorized  shares of Common  Stock, having a par value of $.01 per share, shall not be changed;

      (c) The Corporation's 1,000,000 authorized shares of preferred stock, having a par value of $1.00 per share, shall not be changed; and

      (d) The Corporation's stated capital shall be reduced by an amount equal to the aggregate par value of the shares of Common Stock issued prior to the effectiveness of this Amendment which, as a result of the reverse split provided for herein, are no longer issued shares of Common Stock.

4. The foregoing Amendment of the Certificate of Incorporation of the Corporation has been duly adopted by Corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law.


IN WITNESS WHEREOF, the undersigned have subscribed this document on the date set forth below.

Dated: August 19, 1998          AIM GROUP, INC.

                                By: /s/PAUL R. ARENA
                                    ----------------
                                    Paul R. Arena
                                    President

                                By: /s/LEIGH S. ZOLOTO
                                    -------------------
                                    Leigh S. Zoloto
                                    Secretary

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